EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Jamba, Inc. of our report dated March 14, 2008, relating to the consolidated financial statements of Jamba, Inc. and subsidiary as of January 1, 2008 and for the fiscal years ended January 1, 2008 and January 9, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) appearing in the Annual Report on Form 10-K of Jamba, Inc. for the fiscal year ended December 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

July 14, 2009